Item 77M.  Mergers

Legg Mason Partners Government Securities Fund
Legg Mason Partners Intermediate-Term U.S. Government Fund

a) During the fiscal semi-annual period, the Legg Mason
Partners Government Securities Fund series of Legg
Mason Partners Income Trust became the surviving entity of a merger with the Legg Mason Partners Intermediate-
Term U.S. Government Fund series of Legg Mason Partners
Income Trust.

(b) At a special meeting of the shareholders of Legg
Mason Partners Intermediate-Term U.S. Government Fund
("Intermediate-Term U.S. Government Fund") held on
November 24, 2008, the shareholders  of U.S. Intermediate
Government Fund approved a Plan of Reorganization between Intermediate-Term U.S. Government Fund and
Legg Mason Partners Government Securities Fund
("Government Securities Fund"). Under this Plan of
Reorganization, Intermediate-Term U.S. Government
Fund transferred all of its assets to Government
Securities Fund in exchange for shares of Intermediate-Term U.S. Government Fund. Shares of Government Securities Fund were distributed to Intermediate-Term U.S. Government Fund shareholders in proportion to their holdings of shares of Intermediate-Term U.S. Government Fund on December
5, 2008, the closing date of the
reorganization. Government Securities Fund assumed all of Intermediate-Term U.S. Government Fund's liabilities. Intermediate-Term U.S. Government Fund will cease to be an investment company as defined by the Investment Company Act of 1940, as amended. Intermediate-Term U.S. Government Fund will file its final Form 24F-2 within 90 days of the end of the Fund's most recent semi-annual fiscal period.
Intermediate-Term U.S. Government Fund will file its final Form N-SAR within 60 days of the end of the Fund's most recent semi-annual fiscal period and will file Form N-8F thereafter.